Exhibit 99.1

Thursday, April 13, 2023

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

Salisbury Bancorp, Inc. Announces Results of Special Meeting of Shareholders

Lakeville, Connecticut, April 13, 2023/GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ Capital Market: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced the results of the Special Meeting of Shareholders held on April 12, 2023.

The proposal to approve the Agreement and Plan of Merger of Salisbury Bancorp, Inc. and Salisbury Bank into NBT Bancorp and NBT Bank has been approved; and the proposal to approve specified compensation that may become payable to the Named Executive Officers of Salisbury in connection with the merger has been approved.

Completion of the merger is subject to receipt of regulatory approval and the satisfaction of the remaining customary closing conditions contained in the merger agreement.

About Salisbury Bancorp, Inc.

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through a network of 14 full-service branches in Litchfield County, Connecticut; Berkshire County, Massachusetts; and Dutchess, Orange, and Ulster Counties, New York.  The Bank offers a broad spectrum of consumer and business banking products and services as well as trust and wealth advisory services. For more information, please visit www.salisburybank.com.

Forward-Looking Statements

This news release may contain statements relating to Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.